CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 29, 2015, relating to the financial statements and financial highlights of Schooner Funds, comprising Schooner Fund and Schooner Hedged Alternative Income Fund, each a series of the Trust for Professional Managers, for the period ended May 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
September 23, 2015